EXHIBIT 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tony Brausen	Chris Malecek
Vice President, Chief Financial Officer & Treasurer	Weber Shandwick Worldwide
Tennant Company	952-346-6181
763-540-1553

TENNANT REPORTS SIGNIFICANT IMPROVEMENT IN FOURTH QUARTER RESULTS

Earnings Per Share Total $0.48 on 11% Sales Growth

Prior Years’ Sales to Third Party Lessor to Be Revised

MINNEAPOLIS, Minn., Feb. 5, 2003 —Tennant Company (NYSE: TNC), a leader in nonresidential floor maintenance and outdoor cleaning equipment, today reported net earnings of $4.3 million, or $0.48 per diluted share, on net sales of $115.3 million for the fourth quarter ended December 31, 2002.  In the 2001 fourth quarter, the company reported net earnings before unusual items of $1.0 million, or $0.10 per diluted share, on net sales of $103.6 million.

                During the 2001 fourth quarter, the company realized a non-cash pension settlement gain of $3.7 million after tax, or $0.41 per share, and recognized a non-cash income tax charge of $4.3 million, or $0.47 per share, to establish a valuation allowance against the company’s future benefits from European tax-loss carryforwards.  Including these unusual items, the company’s 2001 fourth quarter net earnings totaled $400,000, or $0.04 per diluted share.

                Janet M. Dolan, Tennant Company’s president and chief executive officer, said revenue growth in the 2002 fourth quarter resulted primarily from contributions from new products, particularly the company’s Centurion™ street sweeper, and Tennant’s success in selling to markets less affected by the prolonged downturn in the manufacturing and industrial sectors.  “Our fourth quarter performance improved significantly compared with the prior year period, though we have yet to see a recovery in capital spending,” said Dolan.

                For the year ended December 31, 2002, Tennant reported net earnings before unusual charges of $12.2 million, or $1.35 per diluted share, on net sales of $425.1 million.  The company’s results for 2002 include unusual charges totaling $3.6 million after tax, or $0.40 per diluted share, related primarily to restructuring actions.  Including these charges, the company’s net earnings for 2002 totaled $8.6 million, or $0.95 per diluted share.

                In 2001, Tennant’s net earnings before unusual items totaled $12.3 million, or $1.33 per diluted share, on net sales of $423 million.  The company’s 2001 results include the two unusual items noted above and unusual charges totaling $6.9 million after tax, or $0.75 per diluted share, related to prior restructuring actions.  Including these unusual items, Tennant’s net earnings for 2001 totaled $4.8 million, or $0.52 per diluted share.

                Net sales for the quarter and year ended December 31, 2001, included an extra month of sales from the company’s European operations.  This resulted from the company’s 2001 adjustment of its fiscal year in Europe to match the calendar year.  The extra month increased net sales for the quarter and the year by approximately $5.6 million, but reduced 2001 net earnings in both periods by approximately $0.06 per share because the company incurred an operating loss in Europe in the holiday-shortened month of December.

                “With business conditions still difficult during 2002, we focused on improving our operating effectiveness, developing new products clearly differentiated from competitive offerings and directing our sales efforts at segments of our market where demand has been less severely depressed,” said Dolan.  “As a result, we were able to achieve modest revenue growth in 2002, though with a less profitable mix of business, as sales of equipment for industrial cleaning applications declined for the second consecutive year.”

                Looking ahead, Dolan said Tennant is well positioned to benefit from an improvement in business conditions, although the company is currently not anticipating a meaningful recovery in 2003.  For the full year, the company currently expects to deliver earnings per diluted share before unusual items of $1.40 to $1.70.   This earnings range will be increased to the extent earnings are recognized in 2003 for sales in prior years to a third party lessor, as described below.

                In North America, Tennant will continue to focus on markets where demand has been less dampened by business conditions, such as commercial contract cleaning.  The company also said its 2003 results should benefit from lower costs resulting from prior restructuring actions.  Dolan added that cost benefits relating to the transfer of the company’s distribution operations to a third-party logistics services provider will not be fully realized this year.  “We are committed to not compromising the quality of service we provide to our customers in North America during this transition, but still expect to achieve additional cost savings from this action in 2004,” said Dolan.

                In Europe, the company expects to benefit in 2003 from favorable currency exchange rates as well as prior actions taken and investments made to streamline operations there.  Dolan noted, however, that the company plans to incur additional expenses in 2003 to expand its sales and service coverage in Europe.

                Dolan said the company continues to focus on introducing new products that offer superior solutions to customers’ cleaning requirements.  “Products such as our FaST™ Foam Scrubbing Technology and our Centurion™ street sweeper are representative of the very clearly differentiated solutions we are developing for our customers,” said Dolan.  “These products deliver superior cleaning performance, help our customers improve labor productivity and operate in a more environmentally friendly manner than alternatives.  The strong customer interest we have seen for FaST™ and Centurion™ confirms our belief that customers value these solutions highly,” said Dolan.

Review of Results

                Compared with the 2001 fourth quarter, Tennant’s consolidated net sales rose 11.3%.  The increase resulted primarily from strong demand for the company’s new Centurion™ street sweeper, growth in sales of equipment for commercial cleaning applications and favorable foreign currency exchange effects.  “Centurion™ was a bright spot in 2002,” said Dolan.  “We raised our 2002 orders target during our third quarter and met that goal, thanks to strong demand from municipalities and contract street sweepers.”  For the year ended December 31, 2002, consolidated net sales were slightly above the 2001 level.  Foreign currency exchange effects increased net sales by $2.5 million in the 2002 fourth quarter and by $3.9 million for the full year.  Excluding foreign currency exchange effects and the impact of the additional month of sales in Europe on the respective 2001 periods, net sales for the 2002 fourth quarter increased 15% while net sales for the full year increased 1%.

                Operating profit for the 2002 fourth quarter totaled $7.1 million, compared with $1.5 million before unusual items in the 2001 fourth quarter.  The improvement results primarily from the growth in net sales. Reported operating profit of $7.4 million for the 2001 fourth quarter included the previously mentioned non-cash pension settlement gain.  For the full year, operating profit before unusual charges totaled $20.7 million compared with $18.5 million before unusual charges in 2001.

                In North America, sales for the 2002 fourth quarter totaled $83.8 million, up 17% from the very weak 2001 fourth quarter.  The increase resulted primarily from growth in equipment sales, driven in particular by contributions from Centurion™, which began shipping in 2002, and higher sales of equipment for commercial cleaning applications.  For the full year, net sales in North America increased 3.5% to $312.8 million.

                In Europe, sales for the 2002 fourth quarter totaled $21 million, down 7.9% from the 2001 period.  Adjusting results to exclude foreign currency exchange effects and the impact of the extra month of sales in Europe in 2001, European sales for the 2002 fourth quarter increased 9% compared with the very weak 2001 period.  For 2002, net sales in Europe totaled $73.7 million.  Similarly adjusting the full-year results, 2002 net sales in Europe declined 7%, reflecting the continued weakness in business conditions.

                In Tennant’s other international markets, net sales for the 2002 fourth quarter totaled $10.5 million, up 14.1% from $9.2 million in the 2001 fourth quarter.  Excluding foreign currency exchange effects, net sales to other international markets for the 2002 fourth quarter increased 11% compared with the 2001 fourth quarter.  The increase reflects growth in Australia, as well as comparison against a very weak 2001 fourth quarter.  For the full year, sales to other international markets totaled $38.6 million.  Adjusted to exclude foreign currency exchange benefits, net sales to other international markets declined 5% from 2001.

                In its financial results for the quarter and year ended December 31, 2002, the company has reported research and development expenses, which were previously included in cost of sales, as a separate line item on its income statement.  A schedule showing the company’s cost of sales for the past eight quarters and 10 years with research and development expenses as a separate income statement line item is available at the investor relations portion of the company’s web site at www.tennantco.com under “Financial Reports.”

                On a consolidated basis, foreign currency exchange effects increased earnings per diluted share by approximately $0.03 in the 2002 fourth quarter and reduced earnings per diluted share by approximately $0.05 for the year.

                The company’s January 1, 2002, adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” increased earnings per diluted share by $0.01 for the 2002 fourth quarter and by $0.05 for the year.

                Order backlog at December 31, 2002, totaled $8 million compared with $14 million at September 30, 2002, and $5 million at December 31, 2001.

Revision of Prior Years’ Sales to Third Party Lessor

                Due to a technical accounting interpretation recently brought to the attention of the company by its auditors, Tennant has determined that revenues and earnings associated with the sales of its equipment to a third party lessor between 1998 and 2002 must be recognized over the lessor’s lease periods rather than at the time of Tennant’s sales.  These sales accounted for about 2% of consolidated net sales for the five years ended 2002.  The result of this change in accounting treatment will be to defer a portion of these sales and the related earnings from 1998 through 2002 into 2003, 2004 and 2005.  The total amount to be deferred over the three years is estimated to range from $0.20 to $0.50 per diluted share.  The revised amounts and the amounts to be deferred by year have not yet been determined.  The company has amended its agreement with the third party lessor to assure that future equipment sales to a third party lessor will result in immediate revenue recognition consistent with the company’s past accounting practices.  Tennant provided no consideration to the lessor nor made any other amendments to such agreement, as the fundamental economics of the contractual arrangement have not changed.

                Dolan said, “The deferral of prior period earnings to 2003 and subsequent years does not reflect any change in the business or operations of the company.   It is merely a one-time, non-cash change in the timing of sales and earnings for prior period transactions.”

Company Profile

                Tennant is a world-leading manufacturer of nonresidential floor maintenance and outdoor cleaning equipment, floor coatings and related offerings.  Its products include scrubbers, sweepers, extractors, buffers and other specialized floor cleaning equipment and supplies, plus a complete line of industrial floor coatings.  Tennant’s stock is traded on the New York Stock Exchange under the symbol TNC.  For more information about Tennant and to register to receive emailed notification of company news releases, visit www.tennantco.com.

                Tennant will host a conference call to discuss its fourth quarter results today, February 5, 2003, at 10:00 a.m. Central Time.  The conference call will be available via webcast on the investor portion of Tennant’s Web site.  To listen to the call live on the Web, go to www.tennantco.com at least 15 minutes before the scheduled start time and, if necessary, download and install audio software.  A taped replay of the conference call will be available at www.tennantco.com for about two weeks after the call.

                This news release includes forward-looking statements involving risks and uncertainties.  These include factors that affect all businesses operating in a global market as well as matters specific to the company and the markets it serves.  Particular risks and uncertainties currently facing Tennant include:  the ability to implement its plan to increase worldwide operational efficiencies; the success of new products; geopolitical and economic uncertainty throughout the world; inflationary pressures; the potential for increased competition in the company’s businesses from competitors that have substantial financial resources; the potential for soft markets in certain regions, including North America, Asia, Latin America and Europe; the relative strength of the U.S. dollar, which affects the cost of the company’s products sold internationally; and the company’s plan for growth.  For additional information about factors that could materially affect Tennant’s results, please see the company’s Securities and Exchange Commission filings.

FINANCIAL TABLES FOLLOW

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)	Three Months Ended December 31				Twelve Months Ended December 31
	2002	2001(1)			2002			2001(1)
	Reported	Before Unusual Charges	Unusual Charges	Reported	Before Unusual Charges	Unusual Charges	Reported	Before Unusual Charges	Unusual Charges	Reported
Net sales	$115.3	$103.6	$—	$103.6	$425.1	$—	$425.1	$423.0	$—	$423.0
Cost of sales(2)	69.8	63.5	—	63.5	254.6	0.5	255.1	251.5	1.0	252.5
Gross profit	45.5	40.1	—	40.1	170.5	(0.5)	170.0	171.5	(1.0)	170.5
Gross margin	39.5%	38.7%	—	38.7%	40.1%	—	40.0%	40.5%	—	40.3%
Research and development expenses(2)	3.9	4.1	—	4.1	16.3	—	16.3	16.6	—	16.6
Selling and administrative expenses	34.5	34.5	—	34.5	133.5	0.5	134.0	136.4	—	136.4
Restructuring charges	—	—	—	—	—	4.0	4.0	—	10.0	10.0
Pension settlement gain	—	—	(5.9)	5.9	—	—	—	—	(5.9)	5.9
Total operating expenses	38.4	38.6	(5.9)	32.7	149.8	4.5	154.3	153.0	4.1	157.1

Profit (loss) from operations	7.1	1.5	5.9	7.4	20.7	(5.0)	15.7	18.5	(5.1)	13.4
Operating margin	6.2%	1.4%	—	7.1%	4.9%	—	3.7%	4.4%	—	3.2%

Interest income (expense), net	0.4	(0.2)	—	(0.2)	0.8	—	0.8	0.3	—	0.3
Other income (expense)	(0.5)	—	—	—	(1.1)	—	(1.1)	—	—	—

Earnings (loss) before income taxes	7.0	1.3	5.9	7.2	20.4	(5.0)	15.4	18.8	(5.1)	13.7
Income tax expense (benefit)	2.7	0.3	6.5	6.8	8.2	(1.4)	6.8	6.5	2.4	8.9

Net earnings (loss)	$4.3	$1.0	$(0.6)	$0.4	$12.2	$(3.6)	$8.6	$12.3	$(7.5)	$4.8

Basic EPS	$0.48	$0.11	$(0.06)	$0.05	$1.35	$(0.40)	$0.95	$1.35	$(0.82)	$0.53

Diluted EPS	$0.48	$0.10	$(0.06)	$0.04	$1.35	$(0.40)	$0.95	$1.33	$(0.81)	$0.52

Average number of shares (diluted)	9.00	9.14		9.14	9.05		9.05	9.20		9.20

(1)          2001 fourth quarter and full-year results included an additional month of European results.  Beginning in 2002, Europe’s fiscal year and quarterly sales correspond with the calendar year.

(2)          Beginning in 2002, Tennant has classified research and development expenses as a separate line item within the earnings statement.

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

(In millions)	2002	2001		2002	2001
	Dec. 31	Dec. 31		Dec. 31	Dec. 31
ASSETS			LIABILITIES AND SHAREHOLDERS’ EQUITY
Cash and cash equivalents	$16.4	$23.8	Current debt	$8.5	$9.8
Net receivables	77.8	72.2	Accounts payable and accrued expenses	52.4	45.9
Inventories	57.2	47.1
Deferred income taxes and other current assets	9.8	9.3

Total current assets	161.2	152.4	Total current liabilities	60.9	55.7

Net property, plant, and equipment	65.6	69.8	Long-term debt	5.0	10.0
Deferred income taxes, long-term portion	2.1	4.1	Long-term employee benefits	26.7	26.6
Intangible assets	17.7	17.2	Shareholders’ equity	156.8	154.3
Other assets	2.8	3.1

Total assets	$249.4	$246.6	Total liabilities and shareholders’equity	$249.4	$246.6

GEOGRAPHICAL NET SALES(1)

(In millions)	Three Months Ended December 31			Twelve Months Ended December 31
	2002	2001	% of Change	2002	2001	% of Change
North America	$83.8	$71.6	17.0%	$312.8	$302.1	3.5%
Europe(2)	21.0	22.8	(7.9)%	73.7	80.6	(8.6)%
Other International	10.5	9.2	14.1%	38.6	40.3	(4.2)%

Total	$115.3	$103.6	11.3%	$425.1	$423.0	0.5%

(1)          Net of intercompany sales.

(2)          2001 fourth quarter and full-year sales include an additional month of European sales totaling $5.6 million.  Beginning in 2002, Europe’s fiscal year and quarterly sales correspond with the calendar year.

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Twelve Months Ended
	December 31
	2002	2001
CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings	$8.6	$4.8

Adjustments to net earnings to arrive at operating cash flows:
Depreciation and amortization	15.8	18.5
Deferred tax expense	1.4	1.4
Changes in operating assets and liabilities	(9.3)	6.4
Other, net	2.7	3.0
Net cash flows related to operating activities	19.2	34.1

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(13.1)	(23.3)
Proceeds from disposals of property, plant and equipment	2.7	2.8
Net cash flows related to investing activities	(10.4)	(20.5)

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Net changes in short-term borrowings	(6.7)	2.1
Issuance (payments) of long-term borrowings	—	(5.0)
Proceeds from employee stock issuances	1.5	1.9
Purchase of common stock	(4.6)	(5.0)
Dividends to shareholders	(7.4)	(7.3)
Principal payment from ESOP	1.0	1.7
Net cash flows related to financing activities	(16.2)	(11.6)

Effect of exchange rates on cash	—	0.3

Net increase (decrease) in cash and cash equivalents	(7.4)	2.3

Cash and cash equivalents at beginning of year	23.8	21.5

Cash and cash equivalents at end of period	$16.4	$23.8